bakertilly

Project Greenwood

Fairness Opinion Report

24 June 2022

PRIVATE AND CONFIDENTIAL

24 June 2022

Energem Corp
Level 10, Tower 11
Jalan Kerinchi
Bangsar South
59200, Kuala Lumpur
Malaysia

Dear Sirs,

Fairness Opinion for the proposed acquisition of the entire equity interest in Graphjet Technology Sdn Bhd ("Graphjet" or the "Target Company")

Baker Tilly MH Advisory Sdn Bhd ("**Baker Tilly**") was appointed by Energem Corp ("**Company**") to opine of the fairness of the proposed acquisition of the entire equity interest in the Target Company for the purchase consideration of **USD1.38 billion** ("**Purchase Consideration**") ("**Evaluation**") for submission to the United States of America's ("**US**") Securities and Exchange Commission and inclusion in the prospectus, if any, whichever required by the regulator.

We have prepared this report (the "**Report**") in accordance with the terms of reference as set out in our engagement letter dated 8 June 2022 (the "**Engagement Letter**") and based on the assumptions and limiting conditions as set out in **Annexure 1**.

The management and directors of the Company and the Target Co have accepted the responsibility for the representation made and completeness of the information/documents furnished to us including the ultimate accuracy of the contents contained herein. Accordingly, no representation or warranty, whether expressed or implied, is given by Baker Tilly with respect to the accuracy or completeness of the contents contained herein or documents provided in connection with this Report.

This Report has been prepared exclusively for the specific purpose mentioned in the above paragraphs. This Report shall not be distributed to any third parties other than the intended purposes.

It is not for general circulation, publication or to be reproduced in whole or in part for any other purpose without the prior written consent of Baker Tilly. We do not assume any responsibility or liability as a result of the unauthorised circulation, publication, reproduction or use of this Report, or any part hereof.

Please do not hesitate to contact Mr Ng Woon Lit, Mr Jeff Tan and Ms Michelle Cheah of this office, if you have any queries in relation to this Report.

For and on behalf of
Baker Tilly MH Advisory Sdn Bhd

ANDREW HENG
Director

ABBREVIATION

Term		Definition
Entities		
Baker Tilly	:	Baker Tilly MH Advisory Sdn Bhd
Bursa Securities	:	Bursa Malaysia Securities Berhad
Company	:	Energem Corp
CPOPC	:	The Council of Palm Oil Producing Countries
FangDa	:	FangDa Carbon New Material Co., Ltd
GDTL	:	Guangdong Dowstone Technology Co., Ltd
MPERS	:	Malaysian Private Entities Reporting Standard
Target Company	:	Graphjet Technology Sdn Bhd
USDA	:	United States Department of Agriculture
XFH	:	Shenzhen XFH Technology Co,,Ltd
General		
Comparable Companies	:	Comparable Companies of the Company
Contract Manufacturing	:	Rental of Factory by the Company
CTA	:	Comparable Transaction Analysis
Date of Opinion	:	20 Jun 2022
DCF	:	Discounted cash flow
EBITDA	:	Earnings Before Interest, Tax, Depreciation and Amortisation
Engagement Letter	:	Engagement Letter dated 8 June 2022
EV	:	Enterprise Value
Evaluation	:	valuation on the entire equity interest in the Company
FCFE	:	Discounted Free Cash Flow to Equity
Future Financials	:	Financial forecasts and projections of the Company for 1 January 2023 to 31 December 2027
FYE	:	Financial year ended
Indemnified Persons	:	Baker Tilly, directors and officers
Management	:	Management and directors of the Target Company
NPV	:	Net present value
PB	:	Price to Book

Term		Definition
General (Con't)		
PE	:	Price to earnings
Report	:	Fairness Opinion Report dated 24 June 2022
RM	:	Ringgit Malaysia
RNVA	:	Revalued net asset valuation
RVA	:	Relative Valuation Approach
Start-up Discount	:	Start-up discount of 50%
USD	:	United States Dollar

Note: Some figures in the Report may not be exactly added or computed due to rounding.

The exchange rate adopted in the Evaluation is USD:1.00: RM4.4015 as extracted from Bank Negara Malaysia on 20 June 2022.

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TABLE OF CONTENTS

ANNEXURE

1 INTRODUCTION

1.1 Scope of Engagement

- Baker Tilly was appointed to conduct the Evaluation.
- Moreover, this work cannot provide assurance that all matters of significance to the financial information of the Target Company will be disclosed.

1.2 Source of Information

- For the purpose of the Evaluation, we have relied upon, in part or in whole on the information contained within the following documents and sources of information: -

  (i) Information Memorandum prepared by the Target Company;

  (ii) Audited financial statements of Target Company for financial year ended ("**FYE**") 30 September 2020 and FYE 30 September 2021;

  (iii) Financial forecasts and projections of the Target Company for 1 January 2023 to 31 December 2027 ("**Future Financials**")

  (iv) Representation and explanation by the management and directors of the Target Company (the "**Management**");

  (v) Other publicly available information in respect to the Evaluation.

- No representation or warranty, whether expressed or implied, is given by Baker Tilly that the information and documents provided will remain unaltered subsequent to the issuance of this Report.
- We have relied on the Management to exercise due care to ensure that all information and documents provided to us and that all relevant facts, information and representations necessary for the Evaluation have been disclosed to us and that such information is accurate, valid and there is no omission of material facts, which would make any information provided to us incomplete, misleading or inaccurate.
- This Report is relevant only to the matters which are known to us at the date of this Report. We accept no responsibility for updating our Report or for informing any addressees of this Report in relation to events becoming known to us or occurring after this date.

1.3 Reliance on information and explanation

- As part of the Evaluation, where in the absence of particular concerns, we placed reliance upon information from sources provided by the Management unless expressly stated. In the absence of concerns about the matters being included in our Evaluation, it is assumed that the information provided to us have been carefully and honestly prepared and is complete and accurate for the purpose for which it has been prepared.
- The information was restricted to specified documents made available to us. We have not independently verified and shall not assume responsibility for the accuracy and completeness of the information provided to us. Any significant errors in, or omissions from, the information supplied to us will have a corresponding effect on our analyses and conclusions.
- Baker Tilly was not involved in the formulation of any decision making or proposed planning in relation to the Company.
- Our procedures and inquiries did not include any verification work that constitutes an audit on the information that we have relied upon in preparing this Report. As our scope of work does not constitute an audit or review in accordance with any auditing, review or assurance standard, our work will not necessarily disclose all significant matters about the Company or reveal errors and irregularities, if any, in the underlying information. Further, certain information relied upon are only representation of the directors and Management, as well as reliance on third party experts as explained in the relevant sections of this Letter.

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- Our opinion is based on prevailing market, economic and other conditions as at the Date of this Report and correspondences with a period of recovery from the unprecedented social and community disruptive as a result of COVID-19 and the economic stimulus and other measures implemented by governments to counter its spread. Significant uncertainty continues to exist for the equity markets. To the extent possible, we have reflected these conditions in our evaluation. Such conditions may change significantly over a relatively short period of time. No representation or warranty, whether expressed or implied, is given by Baker Tilly that the information and documents provided will remain unaltered subsequent to the issuance of the Report.

- We have provided the Company with a draft of our report prior to its issue in the final form. The Company has not indicated anything to Baker Tilly to suggest that the information contained therein is not materially accurate, complete and fair in the manner of its portrayal or that it does not form a reliable basis for the Evaluation.

- The Future Financials as supplied to use are based upon assumptions about events and circumstances which have not yet transpired. We do not make any statement in this Report as to whether any forecasts or projections included in this Report will be achieved, or whether the assumptions and data underlying any prospective financial information are accurate, complete or reasonable. We do not warrant or guarantee the achievement of any such Future Financials.

1.4 Our approach

- In the course of our work, we have liaised with the Management to provide us with the necessary information and accessibility to the financial records of the Target Company in conducting this assignment.

- We have not reviewed and inquired into the financial data and accounting policies, contingencies and other matters that contributed to our understanding of the Target Company.

- We have conducted our works based on the documents forwarded to us via electronic mails and other publicly available information.

1.5 Confidentiality, disclaimer and restriction

- We understand that the scope of work stated in our letter of engagement is sufficient for your purpose in connection with the Evaluation. However, we make no representations regarding the sufficiency of the scope of work that we have carried out for any other purposes.

- The scope of work does not constitute an audit review and, consequently, no assurance is expressed. We have also not specifically assessed and reviewed the accounting and internal control procedures and practices adopted by the Target Company other than to the extent deemed necessary to enable us to perform this assignment.

- This Report is relevant only to the matters which are known to us at the date of this Report. We accept no responsibility for updating our Report or for informing any addressees of this Report in relation to events becoming known to us or occurring after this date.

1.5.1 Confidentiality

- We have prepared this Report solely for the Evaluation. The information contained here forth is strictly confidential as it may be sensitive and influential in all aspects in relation to the parties directly or indirectly involved and must therefore remain confidential.

1.5.2 Disclaimer of liability to third party

- This Report is prepared solely for the use of the Company in connection with the Evaluation and should not be used or relied upon for any other purposes. Baker Tilly assumes no responsibility howsoever or whatsoever for any loss or damage arising out of or in connection with the contents of this Report to parties other than the Company.

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1.5.3 Restriction on use and distribution

- Our report on the Evaluation is given in confidence and is provided for the sole purpose of the Company and should not be used or relied upon for any other purpose. No part of any of our report may be disclosed to third parties or copied, reproduced, extracted, quoted or included in any other document to third parties without our prior written consent. Baker Tilly shall be indemnified from and against any claims or losses made/suffered by third parties howsoever arising including by reason of any breach of duty, fault or negligence on the part of Baker Tilly.

- No reliance should be placed on any draft copies of our report issued for discussion and Baker Tilly shall not be responsible to any parties who have place reliance on such draft copies of the report.

1.5.4 Indemnity

- The Company shall indemnify and keep indemnified Baker Tilly, its directors and officers ("**Indemnified Persons**") against any losses, liabilities, costs, expenses, claims, damages, penalties, suits, actions or demands including any and all reasonable legal fees and disbursements of whatever kind or nature which it may at any time be suffered, imposed, incurred or sustained or which may be made against us in any jurisdiction as a result of or in connection with or arising out of this engagement, except due to Baker Tilly's gross negligence, bad faith or wilful default.

- Baker Tilly shall incur no liabilities and shall be indemnified by you for, or in respect of, any action taken or suffered in good faith by us in reliance upon the written opinion or advice of legal or other professional advisers appointed by, or written instructions, representation from Management.

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2 EXECUTIVE SUMMARY

- Tabulated below are the main findings to the Evaluation:-

Introduction

This Report prepared by Baker Tilly serves to opine of the fairness of the Purchase Consideration, using the market approach, namely the Relative Valuation Approach ("**RVA**")

Background

Based on a company search by the Companies Commission of Malaysia, the Target Company was incorporated on 23 December 2019 and is principally involved in the manufacturing of chemical products, batteries and accumulators. The Target Company has yet to commence business since its incorporation. According to Management, the Target Company is venturing into the palm-based artificial graphene manufacturing industry. The Target Company possesses patented technologies to utilise palm kernel shells in the process of manufacturing and production of artificial graphene and related application products.

Valuation Summary

Based on our evaluation, the fair market value of the entire equity interest in the Target Company **ranges from USD2.20 billion to USD2.65 billion.**

Valuation Summary

	PE Multiple times	EV/EBITDA Multiple times
PE and EV/EBITDA Multiple of Comparable Companies		
Median	33.7	22.9
Average	28.8	26.2
Based on the Future Financials		
Adjusted Forecast PAT of the Target Company for 2023 (RM' million) [1]	671	
Adjusted Forecast EBITDA of the Target Company for 2023 (RM' million) [1]		888
Fair market value of entire equity interest in the Target Company [2] [3]		
Median (USD' million)	2,570	2,312
Average (USD' million)	2,197	2,648

Premised on the above, the valuation of the entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration is lower than the range of values, hence its **FAIR**.

[1] Due to the lack of historical data of the Target Company and in arriving at the adjusted gross profit margin of the Target Company, we have used the median gross profit margins of the Comparable Companies, which is 24% taking into consideration the unsystematic risk and inflation risk of the Target Company due to uncertainty in its business operations. Further, the letters of intent obtained are non-binding and can be terminated and/or discontinued at any point in time. In addition to the above, the Target Company has not entered into any long-term supply agreements with its raw material suppliers.

*[2] For the purpose of the Evaluation, we have applied a start-up discount ("**Start-up Discount**") of 50% to the fair market value of the Target Company derived from the RVA to account for the uncertainty risk faced by the Target Company as a start-up business as published by the reputable authors.*

[3] We have assumed the derived EV to be equal to the fair market value of entire equity interest in the Target Company as the Company has no debts in their books based on the audited financial statements for the FYE 30 September 2021 while the amount of cash and cash equivalents are negligible as compared to EV.

Further to the above, Baker Tilly had considered other valuation methodologies and found that the income approach and the cost approach were not suitable in forming an opinion on the Evaluation as the Target Company is a start up with no historical performance.

Limitations

In preparing this Report, we have relied primarily upon documents and information provided by the Management in relation to the Target Company.

Additionally, we have referred to publicly available information, particularly industry data and peer financial data from publicly available information sources. Further, discussions were held with the Management regarding matters relevant to the Target Company.

It should be noted that we relied upon some unaudited financial information and, to this end, we did not conduct any audit or other verification procedure in respect of this information. Accordingly, our reliance on this information was based upon the Management's representation.

With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

This Report is prepared strictly and solely for the Company's exclusive use, subject to the scope and limitation of our review. It is not for general circulation, publication or to be reproduced in whole or in part for any other purpose without the prior written consent of Baker Tilly. We do not assume any responsibility or liability as a result of the unauthorised circulation, publication, reproduction or use of this Report, or any part hereof. We shall not be responsible or liable for any losses or damages, as a result of reliance by any party contrary to the provisions set out in this Report and our engagement letter.

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3 BACKGROUND AND INDUSTRY OUTLOOK

3.1 Target Company's Overview

- The Target Company was incorporated in Malaysia under the Companies Act 2016 on 23 December 2019 as a private limited liability company under the name Zhonghe Graphene Sdn Bhd.

- The Target Company's business and registered addresses are set out as follows:-

Registered Address:	A-301, Block A, Kelana Square, No 17, Jalan SS7/26, 47301, Petaling Jaya, Selangor
Business Address:	Unit No L4-E-8, Enterprise 4, Technology Park Malaysia, Bukit Jalil, 57000, Kuala Lumpur

- The authorised and paid-up share capital of the Target Company are RM2,500,100, comprising of 2,500,100 ordinary shares. The principal activities of the Target Company are the manufacturing of chemical product N.E.C; batteries and accumulators.

- The directors and shareholders of the Target Company as at 14 June 2022 are summarised as follows:-

Director	Date of Appointment	Shareholdings (%)
Mr Lim Hooi Beng	23 December 2019	58.0
Mr Aw Jeen Rong	14 March 2022	21.0
Mr Lee Ping Wei	21 March 2022	21.0

- The FYE for the Target Company is 30 September.

- Messrs. Danny Loo & Co PLT located at A-309, Block A, Kelana Square, No 17, Jalan SS7/26, 47301, Petaling Jaya, Selangor, Malaysia was the appointed auditor for the Target Company for the FYE 30 September 2021.

- There were no exceptional and/or extraordinary items reported in the audited financial statements for the FYE 30 September 2021. There have been no peculiar accounting policies adopted by the Target Company and there have been no audit qualifications reported in the audited financial statements of the Target Company for the FYE 30 September 2021.

- Based on the audited accounts for the FYE 30 September 2021, the Target Company has not commenced business operation since its incorporation.

- Further, the audited financial statements for the FYE 30 September 2021 were prepared in compliance with the Malaysian Private Entities Reporting Standard ("**MPERS**") and the provisions of the Companies Act 2016 in Malaysia.

- The Target Company found a graphene demonstration base with core competitiveness and with a key technology to implement low-cost and large-scale preparation of new graphene materials. It relies on key technologies for the industrialization of graphene materials, carry out market promotion of downstream application products and the construction of the intellectual property system and create a service platform for industrial development.

- The Target Company is in the midst of patenting its technology and equipment, research and development and marketing capability to form a high-tech production enterprise combining production and Industry-University Cooperative Research. The Target Company expects to build a carbonization plant with an annual output of 20,000 tons of graphite and 60 tons of graphene by processing of 62,500 tons of palm waste. The project will produce artificial graphite based on the research and development of palm waste, and products in the downstream application field of graphene.

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3.2 Business Overview

Incorporated and headquartered in Kuala Lumpur, Malaysia, the Target Company is venturing into the palm-based artificial graphene manufacturing industry. The Target Company possesses patented technologies to utilise palm kernel shells in the process of manufacturing and production of artificial graphene and related application products.

Palm kernel shells are shell fractions of palm nuts or biomass residue supplied by the palm oil industry. The abundance of palm kernel shell is increasing in tandem with the fast development of palm oil industry, particularly within the Southeast Asia region. The process of obtaining palm kernel shells is displayed as follows:


Palm Kernel
Palm Oil Mining
20%~22% Palm Oil
5.5%~6% Kernel
Solid Palm Oil Biomass
13%~15% Fibers
6%~6.5% Palm Kernel Shell
23%~25% Empty Fruit Bunch

According to Management, the Target Company's process of converting palm kernel shell into graphite and graphene are demonstrated as follows:


Palm kernel shell as raw biomass
Drying and crushing
Blending of medium and additives
Catalyst fermentation
Thermal cracking
Palm kernel based graphite
Shaping and graphitization
Palm kernel based composite graphite
Graphene preparation
Palm kernel based graphene

A patent for the palm-based synthetic graphite and graphene and its preparation as illustrated above was filed and pending approval by the Intellectual Property Corporation of Malaysia.

Graphite and Graphene

Graphite can be sourced naturally or synthetically. Natural (mineral) graphite are occurring allotropes of carbon and occurs naturally in metamorphic rock in different parts of the globe, including South America, Asia and parts of North America, the mineral is formed as a result of the reduction of sedimentary carbon compounds during metamorphism *(metamorphism is a process of mineral assemblage and texture variation that results from the physical-chemical changes of solid rocks, caused by factors such as crust movement, magma activity, or thermal fluid change in the earth)*.

Natural graphite is generally categorized into three (3) classifications, namely crystalline vein, amorphous and flake graphite, in which they each have unique properties that make them well-suited for certain applications:

Type	Application
Crystalline vein graphite	Automotive uses, such as high-performance clutches and brakes
Amorphous graphite	Production of steel and carbon raiser
Flake graphite	Key component in lithium-ion batteries and fuel cells

On the contrary, synthetic graphite can be produced from graphitizable carbon forms, such as soft carbons which passed through a mesophase in their thermal history. Basic raw material to produce synthetic graphite includes petroleum coke and coal tar pitch. Petroleum coke is a carbon-rich material derived from crude oil refining, and coal tar pitch are by-products from the production of petroleum coke.

Graphene refers to one atomic layer of graphite and is commonly obtained through graphite exfoliation.

The structural make-up and of graphite and graphene differs slightly, in which the structural and property differences are illustrated as follows:


GRAPHITE
GRAPHENE

Figure 1: Structural differences between graphite and graphene

(Source: Harry Marsh, Francisco Rodríguez-Reinoso – Activated Carbon, extracted from ScienceDirect)

Property	Graphite	Graphene
Strength	Brittle	Strongest material tested
Appearance	Iron-black to steel grey with metallic lustre	Nearly transparent
Fabrication	Naturally found in earth's crust	Chemical disintegration of graphite layers
Conductivity	Good	Best
Application	Lubricants, batteries, solar panels, moderators, and paints	Super conductors, sensors, carbon nanotubes and smart screens

Table 1: Property differences between graphite and graphene

Though possessing similar properties, graphene is found to be more reactive and useful than graphite and is widely utilised in many major industries, including automobile, transportation, aerospace, electronics, and construction due to its high strength, thermal conductivity and durability compared to graphite.

The application of graphite and graphene are demonstrated as follows:


Atomic and others
Electronics
Photovoltaic
Foundry and Metallurgy

Chart1: Application of Graphite by Industry

(Source: Special Grahite Market – Mordor Intelligence)


Energy Generation
Others
Electronics
Composites
Aerospace
Enerygy Storage
Synthesis and Processing

Chart 2: Application of Graphene by Industry

(Source: Graphene and Derivatives – ResearchGate)

Sourcing and Sustainability

China has been identified as the world's leading graphite producer, contributing to approximately 62% of total world output. As global demand for graphite surges, the supply and price of graphite is remains uncertain and volatile due to China's domination in the graphite production industry, in which these factors are highly dependent on the future direction of Chinese production.

Though synthetic graphite can be considered a substitution to natural graphite, the availability of raw material such as petroleum coke and coal tar pitch has to be taken in consideration. Restrictions are regularly imposed on the production of crude oil by top producing countries like the United States, Saudi Arabia and Russia upon consideration global economic conditions and geopolitical tensions. Restrictions and regulations of such can significantly affect the global supply and demand, resulting in the volatility prices of crude oil and its final product, graphite and graphene. The non-renewal property of graphite and crude oil and biological and gas pollution caused by oil-drilling processes poses a major risk on the supply and environmental sustainability of graphite.

The Council of Palm Oil Producing Countries estimated the global palm oil demand to be 50.6 million tonnes in 2022, a rise of 6.5% compared to the prior season. Indonesia, Malaysia and Thailand are the top three (3) palm oil producers globally, the Malaysian Palm Oil Council has also forecast its 2022 palm oil production at 18.6 million tonnes, up from 18.1 million tonnes in 2021, after the entry of migrant workers which will help ease a labour shortage at plantations.

Such rising demand for palm oil is expected to result in an overall surplus of by-products of palm oil mills, and the demand and utilisation of these by-products are usually low.

Global Palm Oil Industry

In April 2022, the United States Department of Agriculture ("**USDA**") estimates that the world palm oil production for 2022 to be 77.02 million metric tonnes, a projected increase of 3.94 million tonnes or 5.39% as compared to 2021, and 1.45 million tonnes more than March 2022.

The top five (5) palm oil production by country is anticipated as follows:


Country
Nigeria
Colombia
Thailand
Malaysia
Indonesia
0
10,000,000
20,000,000
30,000,000
40,000,000
50,000,000
Metric Tons

Palm oil is derived from the oil palm fruit's mesocarp (reddish pulp) and treated as vegetable oil. It is the primary oil crop in the world, yielding 5-10 times greater per hectare than other major vegetable oil plants. Palm oil has a higher shelf life, low cost, and provides countless dietary advantages due to its distinct chemical composition. It has health advantages like vitamin A, free from cholesterol, wealthy in carotenoids, and simple to digest. Palm oil can, therefore, increase energy levels, improve the sight of the eye, stop premature aging, increase the immune system, and decrease the risk of cancer and heart disease. According to Research and Markets, global palm oil market is expected to reach a volume of 111.3 million tonnes by the end of year 2025.

Palm oil is semi-solid at room temperature and has saturated vegetable fats. It is commonly used for cooking purposes in many nations due to its reduced price and elevated oxidative durability. Growing awareness among consumers of health advantages is the growing global demand for palm oil. Personal products, including liquid detergents, soaps, shampoos, lipsticks, waxes, polishes, make-up, and more, use palm oil; thus, this is further driving the growth of palm oil market. Palm oil is displacing petroleum-based products in the transportation and energy industries as a convenient option for fossil fuels. The Indonesian government is helping manufacturers and producers of regional palm oil and allowing a large area to be planted.

(Source: Palm Oil Market – Research and Markets)

Amid the COVID-19 crisis, the global market for palm oil is estimated at $42.8 billion in the year 2020, is projected to reach a revised size of $57.2 billion by 2026, growing at a CAGR of 5% over the analysis period.

Crude palm oil is projected to grow at a 4.8% CAGR to reach $34.6 billion by the end of 2026. Growth in the palm kernel oil segment is readjusted to a revised 5.4% CAGR for the next 7-year period. This segment currently accounts for a 23.9% share of the global palm oil market.

The palm oil market in the United States is estimated at $11.9 billion in the year 2021. The country currently accounts for a 26.98% share in the global market. China, the world second largest economy, is forecast to reach an estimated market size of $11.7 billion by the year 2026 trailing a CAGR of 8%. Future growth in the market will be driven by growing prominence of certified sustainable palm oil against the backdrop of public concerns over environmental, social, and deforestation issues related to palm oil cultivation. Demand for sustainably produced palm oil is also driven by growing focus of developed nations on clean and green fuel and growing application as a feedstock in biofuel production. The biofuel productivity yield of palm oil is the highest among all oilseed crops and is surpassed only by sugarcane in terms of productivity yield. Other factors driving increasing consumption of palm oil include its attribute of being the cheapest form of vegetable oil; increasing production in Indonesia and Malaysia; growing demand from the food sector for use as margarine, bakery fat, frying fat, and cooking oil; and high yields produced from a hectare of palm oil plantation. Increasing consumer focus on health & wellness along with undesirable effect of partially hydrogenated oils on the cholesterol level is driving food and snack processors to switch towards Trans-fat-free, and GMO-free palm oil.

(Source: Global Palm Oil Market Trajectory & Analytics – GlobalNewswire)

Indonesia and Malaysia have dominated the global palm oil production since 1980. Based on 2020 data, Indonesia accounts for 60% of output and Malaysia accounts for 24%, which collectively account for 84 % of the global palm oil supply. Indonesia Oil Palm Research Institute confirms that Indonesian palm oil output will show a positive trend for next year. It reports that national crude palm oil output will rise by 2.1% to 49.4 million tonnes in 2022 compared to an estimated 48.4 million tonnes in 2021.

The palm-based graphite and graphene are expected to serve as a substitute for natural and synthetic graphite and graphene to provide a more sustainable and cost-effective source of supply. The Target Company aims to leverage its patented technology in purpose to create additional value in relation to recycling initiatives of palm waste as well as to set precedence in the manufacturing and production technology of palm-based artificial graphite and graphene.

3.3 Industry Outlook

Graphite


CAGR 8.5%
Market Share:
2021: $22 billion
2031: $50 billion

The global graphite market is anticipated to surge at a CAGR of 8.5% over the period of 2021 to 2031, due to high investments in the development of newer technologies to support electric vehicle manufacturing, and graphite is a vital cathode material that is used in electric vehicle batteries. Overall, the market is slated to expand 2.3 times over the next ten (10) years, thereby offering immense opportunities to market participants.

Electric vehicle ("**EV**") sales are surging due to a combination of policy support, improvements in battery technology, more charging infrastructure and new compelling models from automakers. Electrification is also spreading to new segments of road transport, setting the stage for huge changes ahead. Passenger EV sales are set to continue rising sharply in the years ahead as policy pressure continues to increase, more models hit the market, and consumer interest takes off. Plug-in vehicle sales rise from 6.6 million in 2021 to 20.6 million in 2025, due primarily to higher adoption in China.


%
100%
80%
60%
40%
20%
0%
2015
2020
2025
2030
2035
2040
Electric
Internal combustion
Fuel cell

Figure 2: Global share of total annual passenger vehicle sales

(Source: Electric Vehicle Outlook – Bloomberg NEF)

Fastmarket forecasts for EV battery production indicate demand for graphite from the battery sector will rise by 36% to approximately 594,000 tonnes in 2022 from around 437,000 tonnes in 2021. Rising production of both synthetic and natural graphite is expected to meet the battery sector's graphite needs this year.

(Source: Graphite Demand from EV Battery Sector – Fastmarkets)

Augmenting demand from the developing lithium-ion (li-ion) battery industry as well as rise in steel production in Asia and the Middle East are primary factors set to drive market growth in the short term. On the other hand, discovery of substitute anode materials for lithium-ion batteries in high-end applications, strict environmental laws, and impact of the COVID-19 outbreak are all predicted to stifle growth of the global graphite market to some extent.

Over the short term, the major factors driving the growth of the market studied include the augmenting demand from the burgeoning lithium-ion (Li-ion) battery industry and the rise in steel production in Asia and the Middle East.

The growing usage of graphite in green technologies and the popularity of graphene are projected to offer opportunities for the manufacturers over the forecast period. Because of the growing need for graphite anodes in the battery industry, companies in Europe and North America are building an integrated graphite supply chain. Increasing investments in e-mobility and battery grid storage are expected to boost graphite use in these areas. In addition, traditional end users such as steelmaking and refractories are likely to maintain their demand over the next few years.

Nuclear pebble bed reactor is a new version of high temperature gas reactor, in which, large amounts of flake graphite is used as moderator along with uranium. Pebble bed reactors produce power more efficiently and safely than conventional reactors. On an average, a pebble bed reactor uses around 3000 tonnes of graphite. For instance, in April 2015, China Nuclear Engineering Group (CNEG) announced plans to build the world's fourth generation nuclear power station by 2017, which is expected to be operational by 2021. This fact will significantly increase the demand for spherical graphite during the forecast period. According to researchers at West Virginia University, 500 new pebble reactors, each of 100 GW& capacity, are expected to be installed in the U.S. by 2020. Expected graphite requirement is pegged at 40,000 tonnes for installation and operations through 2020.

(Source: Graphite Market Outlook – Fact.MR)

Labelled as a solid lubricant, graphite consists of loosely bonded sheets of carbon atoms which imparts a slippery texture to it. This makes it an excellent lubricant along with a good material for pencil lead. The global graphite lubricant market is seeing an upswing owing to the burgeoning automotive industry. A flourishing manufacturing sector spread across the globe is also having a positive impact on it. Graphite lubricants find application in greasing parts of machinery so that they perform efficiently.

The global graphite lubricant market is being powered mainly by Asia Pacific owing to the presence of large and developing nations of India and China, which are not just leading producers of the product but also its consumers. North America is another prominent graphite lubricant market which is being driven mainly by the automotive and industrial applications. Graphite lubricants are highly sought after in automotive industry.

In addition, every manufacturing sector where machinery and mechanical tools play essential function, graphite lubricants are utilized heavily. As productivity and efficiency of machines have become an important aspect in determining the output values of any product line, demand for graphite lubricants is likely to increase at a steady pace during the assessment period.

Graphite lubricant is one of the widely used solid or dry lubricants. It is used in applications with high temperature where using liquid or organic lubricants is incompatible. A combination of intrinsic properties such as solid in nature, high thermal and electrical conductivity, and low coefficient of friction enable graphite to deliver its excellent lubricant properties. Fact.MR projects the graphite lubricant market is expected to witness exhibiting growth at 4.2% CAGR during 2022 and 2032 in comparison to a CAGR of 2.8% with which it grew from 2017 and 2021.

(Source: Global Graphite Lubricant Market Outlook – Fact.MR)

In metallurgical applications, graphite is used in several forms, such as electrodes, refractories, bricks, monolithic crucibles, etc. During the production of steel or ferro-alloys and aluminium, synthetic graphite is used as an anode in the electric arc furnace method. Synthetic graphite electrodes are employed in metallurgical applications as a source of energy for the processes, including melting scrap iron in an electric furnace, refining ceramic materials, manufacturing chemicals such as calcium carbide, and other applications that require high temperature and clean energy source. The rising crude steel and aluminium production is expected to drive the application of graphite in metallurgical applications. However, irregular trends in the production of these metals are expected to provide uncertainty to the market demand. According to the International Aluminium Institute, the global aluminium production was estimated around 63.40 million tons in 2017 and increase to 67.25 million tons.

Based on the aspects mentioned above, with the expected increase in production of major metals and alloys like steel and aluminium, graphite is also projected to increase, driving the global market demand. Asia-Pacific region dominated the market studied, with more than 50% of the total market by volume with China being the key consumer in the region. China continues to dominate graphite production and demand globally.

Almost all stages of the lithium-ion battery manufacturing chain are focused on China. China is one of the largest graphite manufacturers globally, mainly due to the immense demand from the budding sectors like lithium-ion battery production, electronics, steel production, the solar industry, and the nuclear industry. According to the US Geological Survey, the country accounted for 820 thousand tons of graphite mine production in 2021. The country is estimated to have control of 80% of the world's battery cell manufacturing and within five years the production of the country is expected to reach 2TWh. The rise in such position is mainly contributed by encouraging government policies, a huge manufacturing base along with rising demand for batteries. As such, the demand for graphite is anticipated to witness a rapid increase in Asia-Pacific.

(Source: Mordor Intelligence LLP – Synthetic Graphite Market)

Graphene


Global Graphene Market
share, by application, 2020 (%)
GRAND VIEW RESEARCH
$94.4M
Global Market Size, 2020
Electronics
Composites
Energy
Others
Source: www.grandviewresearch.com

Grandview Research shares that the global graphene market size was estimated at $94.4 million in 2020 and is expected to grow at a CAGR of 43.2% from 2021 to 2028.

Graphene is the structural element of carbon allotropes, including graphite, carbon nanotubes, and fullerenes. Graphene finds its application in various industries, such as electronics, biomedical, automotive and construction, due to its superior tensile strength, mechanical properties, flexibility, and chemical stability. Graphene is a highly useful material without similar substitutes in the market, further leading to the consistent demand for the material over the future. Graphene exhibits an ability to improve the charge rate and energy capacity of modern-day rechargeable batteries.

In addition, graphene is highly beneficial in improving the lifespan of lithium-ion batteries and helps reduce the overall weight of the battery assembly. Thus, the growing use of graphene in the EV industry is expected to propel market growth.


U.S. Graphene Market
size, by material, 2018 - 2028 (USD Million)
$15.0M
$18.1M
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
Graphene Nanoplatelets
Graphene Oxide
Reduced Graphene Oxide
Others
GRAND VIEW RESEARCH
40.1%
U.S. Market CAGR, 2021 - 2028
Source: www.grandviewresearch.com

The market in the United States. is expected to exhibit significant growth and is one of the key exporters of graphene-based products to various countries, which do not have graphene production capabilities. In addition, the increasing popularity of graphene owing to its superior characteristics is anticipated to propel market growth over the forecast period. The aircraft parts manufacturing industry is anticipated to witness an upward trend in the United States owing to the presence of a number of manufacturers in the country.

Moreover, growing demand for low-density, low electrical conductivity, durability, and high strength of the materials used in the body of aircraft is anticipated to propel the demand for graphene-based composites. Supercapacitors are alternatives to batteries and have significantly higher power densities. In addition, they can work at extremely low temperatures.

Graphene-based supercapacitors exhibit a superior ability to provide short bursts of energy, which may prove useful in the development of electric supercars. Thus, the product demand is anticipated to witness exponential growth. The lack of uniform standards pertaining to the production and quality of graphene and graphene-based products is expected to be a major roadblock in meaningful product adoption on a commercial scale. In addition, product manufacturing incurs high costs restricting the market growth.

The graphene nanoplatelets material segment led the market in 2020 with a revenue share of more than 42%. The major properties of graphene nanoplatelets including lightweight, mechanical properties, and superior thermal and electrical conductivities, coupled with low cost and easy manufacturing process are likely to benefit the segment growth.

Graphene nanoplatelets improve the mechanical and tribological behaviour, increasing the barrier properties and thermal conductivity of the material. The graphene nanoplatelets are added to polymer matrices to enhance their mechanical behaviour, chemical resistance, and their lifetime. Thus, the growing demand for graphene nanoplatelets is likely to fuel market growth.

(Source: Grandview Research - Graphene Market Size, Share and Trend Analysis)

According to Fortune Business Insights, Graphene Nanoplatelets accounted for the largest market share in 2020 and may continue its dominance until 2028. These are advanced nano particles widely used in applications such as medical devices, conductive inks, energy composites, and coatings. Increasing demand for lightweight composite materials in aerospace and automotive industries due to the strength, surface hardness, and stiffness properties will drive market growth.

Several research and development activists are performed to commercialize graphene nano particles production. Various non-government and government research institutes are entering into strategic partnerships with various commercial manufacturers for product development and innovation.

Graphene oxide is widely used in a range of applications including transparent conductive films for various smartphones, supercapacitors, optoelectronic devices, flexible electronic devices, and medical devices. Its superior properties including superior thermal and electrical conductivity, transparency, permeability, and strength play a major role in boosting its demand. Reduced graphene oxide produced using thermal, chemical, or electrochemical methods is increasingly used when a large quantity of graphene is required for industrial applications, such as energy storage. The reduction process implemented to produce reduced graphene oxide is important, as it enhances the quality.

The composites application segment led the market and accounted for more than 41% of the global revenue share in 2020. Composite materials are formed by harnessing the potential of graphene with existing products. Graphene-based composites are used to enhance the quality and performance of sporting equipment in skiing, cycling, and others. Graphene is increasingly used as an additive in resin matrices and other materials to improve mechanical properties, such as thermal and electrical conductivity, durability, stiffness, flexibility, fire resistance, UV resistance, and weight reduction. In addition, it is used in aircraft wings to drastically reduce its weight, which, thereby, increases fuel efficiency.

The energy sector is another key application segment in this market owing to the wide scope of application of graphene-based components in energy storage and energy generation. Graphene coatings are used in various batteries, conductors, and generators to improve energy efficiency and the overall performance of the device. Product properties, such as thinness and conductivity, have promoted its use in semiconductors. Graphene-based devices have low manufacturing costs, which promotes their demand in IoT networks, wearable healthcare monitoring, Electric Vehicles (EVs), and others. It offers multiple benefits, which help in enhancing many existing technologies in the electronics industry.

Asia Pacific dominated the market and accounted for over 35% share of global revenue in 2020 owing to the high product demand across industries, such as automotive, marine, defence, and aerospace. In addition, the booming industrial sector in the region is projected to fuel the market growth in Asia Pacific. The growth of the manufacturing sector in China is another major driving the regional market. Rising product demand from this sector will eventually lead to a better growth rate of the market. The North American region is characterized by the presence of a number of small- and medium-scale manufacturers.

Factors that are expected to fuel the growth of the graphene market are growing purchasing power and increasing consumer electronics demand such as tablets and mobile phones. In addition, graphene oxide-based transparent conductive films are used as a raw material in automotive to make them safer and lighter. However, the toxic nature of graphene and the risk involved in the graphene production process are expected to hamper the global graphene market growth over the projected period. Furthermore, continuous R&D activities around the globe and large-scale graphene production through renewable sources, in particular the use of value-added chemicals, are expected to give the industry enormous opportunities for growth.

Electronic industry is one of the biggest end users of the graphene market. It is used in various applications such as batteries unbreakable touchscreens, transistors, supercharged batteries (enhanced lithium-ion batteries), optical electronics, printed electronics, and conductive inks, among others in laptops, Mobiles, and other such electronic items.

(Source: Fortune Business Insights – Graphene Market Size, Share and COVID-19 Impact Analysis)

According to the Retailers Association of India , consumer electronics and appliance sales climbed by 23.5% in the third quarter of FY21 compared to the same period the previous fiscal year. According to JEITA Imports of Consumer electronics equipment market in Japan amounted to 642,186 million Japanese yen ($5,645.80 million) while the exports amounted to 293,086 million Japanese yen ($2,576.23 million). Due to the above-mentioned factors the demand for electronic goods is set to increase in the forecasted period thereby resulting in the increase for demand for graphene.

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4 SUMMARY OF THE HISTORICAL FINANCIAL INFORMATION

- A summary of the financial information of Target Company based on the audited financial statements of Target Company for FYE 30 September 2020 and FYE 30 September 2021 is set out below:-

Statement of Financial Position	As at 30 September 2020 RM Audited	As at 30 September 2021 RM Audited
Current Assets		
Prepayment	-	100
Cash and Cash Equivalents	990	1,040
	990	**1,140**
Total Assets	**990**	**1,140**
Capital and Reserves		
Share Capital	100	100
Accumulated Losses	(2,520)	(6,533)
	(2,420)	**(6,433)**
Current Liabilities		
Other Payables	3,410	7,573
Total Liabilities	**3,410**	**7,573**
Total Equity and Liabilities	**990**	**1,140**

Statement of Comprehensive Income	1 October 2020 to 30 September 2021 RM Audited	23 December 2019 to 30 September 2020 RM Audited
Revenue	-	-
Other Income	-	
Administrative and Operating Expenses	(4,013)	(2,520)
Loss from Operation	(4,013)	(2,520)
Finance Cost	-	-
Loss before Tax	**(4,013)**	**(2,520)**

- There were no exceptional and/or extraordinary items reported in the audited financial statements of the Target Company for the financial years under review. There have been no peculiar accounting policies adopted by Target Company and there have been no audit qualifications reported in the audited financial statements of the Target Company during the financial years/period under review.

- With regard to the audited financial statements, it should be noted that:-

  - The Target Company was incorporated on 23 December 2019 with nil sales generated since incorporation;

  - There are no major assets and liabilities that come to our attentions for audited financial statements of Target Company for FYE 30 September 2020 and FYE 30 September 2021 as of the Report Date.

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5 FUTURE FINANCIALS

- A summary of the Future Financial of Target Company from January 2023 to December 2027 is set out below

Future Financials	Jan to Dec 2023 RM million	Jan to Dec 2024 RM million	Jan to Dec 2025 RM million	Jan to Dec 2026 RM million	Jan to Dec 2027 RM million
Revenue	3,800	3,800	3,800	3,800	3,800
Cost of Goods Sold	(1,194)	(613)	(613)	(613)	(613)
Gross Profit	2,606	3,187	3,187	3,187	3,187
Gross Margin (%)	*69%*	*84%*	*84%*	*84%*	*84%*
Staff Cost	(19)	(32)	(36)	(41)	(47)
Rental Charges	-	(4)	(3)	(3)	(2)
Travel & Entertainment	(4)	(13)	(11)	(10)	(8)
Repairs & Maintenance	(1)	(2)	(2)	(2)	(2)
Professional Fees	(3)	(3)	(3)	(3)	(3)
Insurance	(2)	(8)	(8)	(8)	(8)
Other Operating Expense	(4)	(31)	(31)	(31)	(32)
Operating EBITDA	2,573	3,096	3,094	3,091	3,086
EBITDA Margin (%)	*68%*	*81%*	*81%*	*81%*	*81%*
Depreciation & Amortisation	(13)	(22)	(23)	(25)	(26)
Net Interest	8	17	30	60	96
Profit Before Tax	2,569	3,091	3,102	3,127	3,157
Taxation	(616)	(741)	(744)	(750)	(757)
Profit After Tax	1,953	2,350	2,358	2,377	2,399
Profit Margin (%)	*51%*	*62%*	*62%*	*63%*	*63%*

- It should be noted that the analysis in itself is highly dependent on, amongst others, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

- With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

- The Future Financials have been prepared based on a set of assumptions made by the Management, which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future Financials are dependent on the achievability as well as the materialisation of the specific assumptions as set out below. The results of the Future Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future Financials.

- The Future Financials have been prepared by the Management, of which the specific key assumptions are as follows:-

(i) The revenue of the Target Company mainly comprises sales of the graphite and graphene, which is calculated based on the following formula:

Estimated Quantity of Graphite / Graphene (Tonne)
Multiply: Estimated Prices of Graphite / Graphene

The revenue assumptions used by the Management for the 2023 are summarised as follows:

Products	Tonnes	Price/ Tonne	Revenue RM' million
Graphene Monolayer	60	RM60,000,000 (USD15 per gram	3,600
Graphite	10,000	RM20,000	200
	Total		**3,800**

To further support the sales for 2023, the Management has procured the letters of intent from potential customers and we have sighted to the aforesaid letters, of which the details are summarised as follows:

Letter Date	Name of Potential Customers	Content
8 June 2022	AG Power Solutions Co. Ltd	To purchase initial amount of 50,000 ton of graphite at RM27,000 per tonne and 5 tonnes of graphene at USD15 per gram.
12 May 2022	Toyoda Trike	To explore the possibility of purchasing 100,000 tonnes of graphite ranging from RM25,000 to RM30,000 per ton and 30 tonnes of graphene ranging from RM40 to RM60 per gram.
No date	Chemrex Corporation Sdn Bhd	To explore and discuss the graphite price, range from RM 15,000 to RM 25,000 per tonnes and graphene price, range from RM 40 to RM 60 per gram.
27 April 2022	Ann Joo Steel Berhad	To explore and discuss the graphite price as per the grades ranging from RM15,000 to RM25,000 per tonnes and graphene ranging from RM40 to RM60 per gram.

(ii) Management represented that the Target Company intends to set up the manufacturing plants either in Kuantan, Pahang or Bintulu, Sarawak. Prior to the completion of manufacturing plant, Management estimates a gross margin of 69% in 2023 due to the following reasons:-

- The Target Company will be renting a factory owned by Zhong He Industries Sdn Bhd located at Kota Tinggi, Johor for the processing of palm kernel shell into carbon material before being outsourced to China based contract manufacturer for further enhancement and conversion into graphite and graphene. ("**Contract Manufacturing**")
- The final products will then be sold to the potential customers, free on board.

Subsequently, Management assumes the gross profit will remain stable at 84% throughout the Future Financials upon completion of the manufacturing plant;

(iii) Management assumes the maximum capacity for graphite and graphene for Contract Manufacturing are approximately 100,000 tonnes and 1,000 tonnes per annum respectively. Upon completion of the manufacturing plant in either Kuantan or Bintula, the capacity for graphite and graphene are approximately 10,000 to 50,000 tonnes and 60 to 200 tonnes per annum, varies by phases.

(iv) Staff costs primarily comprise salaries, director fee, bonuses and other staff related expenses. Management has assumed the number of full time staffs as follows:-

Number of Staffs	2023	2024	2025	2026	2027
Manager	2	8	9	10	11
Supervisor	5	10	13	17	22
Executive	8	15	18	22	26
Non-Executive	10	30	33	36	40
Total	25	63	73	85	99

(v) The rental charges mainly refer to the rental of equipment and heavy machinery;

(vi) Repairs and maintenance mainly refer to the upkeep of hostel, office equipment, computers and office. Professional fee mainly refers to consultancy fee, audit fee, tax agent fee and secretarial fee;

(vii) Insurance subscription mainly refers to the insurance premium of all risk and motor vehicles insurance;

(viii) Other operating expenses mainly comprise the general consumables, license fee, subscription fee and other miscellaneous expenses;

(ix) Tax expense is estimated based on the Malaysia's applicable corporate tax rate of 24%. Taxes are assumed to be paid in the same financial year when incurred; and

(x) Management has assumed total of RM270 million for settling up the manufacturing plant either at Kuantan or Bintulu, which is expected to be completed in end of 2023 / beginning of 2024.

(xi) Management estimates an annual capital expenditure of RM20 million - RM60 million for setting up purchase of equipment and machinery as well as the assets replacement throughout the Future Financials. The depreciation is calculated based on the straight-line method with seven (7) years of useful life.

5.1 General Assumptions

(i) There will be no significant changes in the principal activities, key management personnel, operating policies, accounting and business policies presently adopted by the Target Company;

(ii) The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions that may affect the Target Company's operations;

(iii) There will be no significant changes to the prevailing economic, political and market conditions globally that will have direct and indirect effects on the activities and performance of the Company and the business of the Target Company's customers and suppliers;

(iv) There will be no material changes to the present legislation and governments' regulations and other operation regulations or restrictions affecting the Target Company's activities or the market in which it operates;

(v) There will be no significant changes in the estimated credit period granted or received by the Target Company;

(vi) The statutory income tax rate and other relevant duty and tax rate for the Target Company will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of the Target Company;

(vii) There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of the Target Company;

(viii) The rate of inflation will not fluctuate significantly from their projected levels;

(ix) The exchange rate between USD, RM, RMB and the various currencies in which the Target Company derive its income in will not fluctuate significantly from their projected levels;

(x) There will be no substantial impairment to the carrying value of the Target Company's investment, property, plant and equipment and other assets;

(xi) There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecast and projected;

(xii) There will be no termination of any significant agreements or contracts from which the legal rights accruing to the Target Company, in respect of the principal activities are derived. Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

(xiii) There will be adequate supply of manpower and other relevant resources to the Target Company for its business activities;

(xiv) The capital expenditure will be incurred as scheduled with no material changes in the expected cost or price and there will be no material acquisition or disposal of property, plant and equipment other than those planned; and

(xv) There will be no major legal proceedings against the Target Company which will adversely affect the activities or performance of the Target Company or give rise to any contingent liability which will materially affect the financial position or business of the Target Company.

6 VALUATION METHODOLOGY

6.1 General Methodology

- There are several methods adopted by general practitioners in valuing a company. The three (3) of the most common methodologies are identified as follows:-

  (i) Income Approach
  (ii) Market Approach
  (iii) Asset-based Approach

Income Approach

The income approach attempts to quantify the net present value ("**NPV**") of future benefits or cash flows associated with the company's business, where the estimated future benefits are to be discounted at a rate appropriate for the risks associated with those future benefits. The most common methodology within the income approach is the discounted cash flow ("**DCF**") methodology.

Market Approach

The market approach determines the fair value of a company by reviewing and comparing a company's implied trading multiple to that of comparable companies or applying the trading multiple to the company's operating results to determine the company's financial worth. The RVA is widely used within the market approach, commonly used multiples include price-to-earnings, enterprise value/earnings as well as price-to-book multiples.

Asset-based Approach

The asset-based approach assesses the fair value of a company by adjusting net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the company's financial value. The revalued net asset valuation ("**RNAV**") is generally used within the asset-based approach.

6.2 Date of Opinion

The date of our opinion is 20 June 2022 (herein also referred to as the "**Date of Opinion**")

6.3 Valuation Approach

- In establishing our opinion on the fairness of the Purchase Consideration, Baker Tilly had considered various valuation methodologies, which are commonly used for valuation and took into consideration the Target Company's future earnings generating capabilities, its sustainability as well as various business considerations and risk factors affecting its business.

- The valuation methodology considered and selected by Baker Tilly to arrive at the fair market value of entire equity interest in the Target Company is solely based on the RVA, which involved the use of price to earnings ("**PE**") multiple and Enterprise Value ("**EV**") /Earnings Before Interest, Tax, Depreciation and Amortisation ("**EBITDA**") multiple as it is much more likely to reflect the current sentiment of the market.

- We have also considered the Price to Book ("**PB**") Multiple and have concluded that this valuation multiple is also not suitable for the purpose of the Evaluation as PB Multiple values a company based on the value of its assets, net of all liabilities at a specific point in time and does not take into consideration the future income stream of a company. Further, PB Multiple is more suitable for valuing asset heavy companies.

- Further to the above, Baker Tilly has also considered other valuation methodologies and found that the following methodologies are not suitable in forming an opinion on the Evaluation based on the following factors:

Valuation Methodologies	Discussion
Discounted Free Cash Flow to Equity ("**FCFE**")	Discounted FCFE method is an investment appraisal technique which considers both the time value of money and the projected net cash flow generated discounted at a specified discount rate to derive at the valuation of the subject matter. Typically, the future cash flow would rely on a variety of external factors, such as, amongst others, market demand, economic environment, unforeseen obstacles and competitions and would be even more difficult to estimate amid this current market conditions. Considering that there are great deals of uncertainties with the Target Company as a start-up company, Baker Tilly has concluded that this methodology is not suitable in the determination of the fair market value of entire equity interest of the Target Company.
Comparable Transaction Analysis ("**CTA**")	CTA is a valuation method which seeks to compare against other recent comparable transactions undertaken by companies listed on local and/or regional stock exchanges that had entered into proposed acquisitions of similar assets. It also reflects a reasonable estimate of multiples or premiums that others have paid for similar companies in the past. As the prevailing market condition has changed drastically in response to the COVID-19 pandemic, CTA, which typically make reference to precedent transactions transacted in the past three (3) years, may not accurately reflect the fair market value of the Target Company. We have conducted our searches on precedent transactions for the past three (3) years from S&P Capital IQ as at Date of Opinion and concluded that there were no recent comparable transactions of the similar size and industry.
RNAV	RNAV method seeks to adjust the net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the firm's financial value. According to audited financial statements for the FYE 30 September 2021, the property, plant and equipment is nil. Hence, RNAV may not accurately reflect the potential and market value of the Target Company.

6.4 Evaluation of the Fairness of the Purchase Consideration

- RVA seeks to compare a company's implied trading multiple to that of comparable companies to determine the firm's financial worth. Under the RVA, reference was made to the valuation statistics of companies listed on regional exchanges with principal activities that we consider broadly comparable to the Target Company ("**Comparable Companies**") to get an indication of the current market expectation with regards to the fair market value of the 100% equity interest of the Target Company by multiplying the implied trading multiples of the Comparable Companies.

- For the purposes of the RVA, Baker Tilly had attempted to search for publicly listed comparable companies in Bursa Malaysia Securities Berhad ("**Bursa Securities**") as well as and other exchanges in Southeast Asia Pacific that are principally involved in researching, developing, manufacturing and selling graphite and graphene.

- Considering the search based on the criteria above had resulted in unsatisfactory findings, reference was made to the valuation statistics of publicly listed companies listed globally and found three (3) comparable companies that are listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange respectively, where majority of its businesses are involved in the researching, developing, manufacturing and selling graphite and graphene.

- It is important to note that the Comparable Companies tabulated herein are by no means exhaustive and may differ from the Target Company in terms of, inter alia, composition of business activities, scale of operations, geographical location of operations, profit track record, financial profile, risk profile, future prospects, capital structure, marketability of their securities and other criteria.

- One should also note that any comparisons made with respect to the Comparable Companies are merely to provide an indication to the implied valuation of the Target Company and the selection of Comparable Companies and adjustments made are highly subjective and judgmental and the selected companies may not be entirely comparable due to various factors.

- The Comparable Companies based on the above parameters that were selected are as follows:

Comparable Companies	Country	Principal Activities
FangDa Carbon New Material Co., Ltd ("**FangDa**")	China	Manufactures and sells carbon products in China and internationally.
Guangdong Dowstone Technology Co., Ltd. ("**GDTL**")	China	Produces and sells lithium battery materials and ceramic products in China and internationally.
Shenzhen XFH Technology Co.,Ltd ("**XFH**")	China	Research and development, production, and sale of lithium-ion battery cathode materials.

Note; Refer to Annexure 2 for more details of Comparable Companies

- The table below sets out the valuation statistics of the Comparable Companies based on the closing market prices as at the Date of Opinion as extracted from S&P Capital IQ:-

Comparable Companies	Market Capitalisation RM'000	PE Multiple times [1][2]	EV/EBITDA Multiple times [1][2]
FangDa	18,976.1	28.8	26.2
GDTL	10,128.5	22.8	15.5
XFH	3,686.5	49.5	27.0
Median		33.7	22.9
Average		28.8	26.2
High		22.8	15.5
Low		49.5	27.0

Note:

[1] Calculated based on the closing market prices and the trailing twelve months financial results as at the Date of Opinion as extracted from S&P Capital IQ.

[2] The trading multiples of the Comparable Companies are perceived to be the value of a liquid minority stake as at the Date of Opinion. On the other hand, the Evaluation involves the valuation of the entire equity interest in a private company, hence it is perceived to be illiquid but having a control premium.

For information purposes, the control premium is typically ranging from 15% to 30% whereas an illiquidity discount is generally ranging from 20% to 40%. As such, we are of the opinion that for the purpose of the Evaluation, when the effect (if any) of the immediate-term illiquidity of the shares is considered in totality with the premium accorded by control, a net zero adjustment would be appropriate to reflect the equity value of the Target Company.

- The fair market value of entire equity interest of the Target Company derived based on PE Multiple and EV/EBITDA Multiple of the Comparable Companies are set out as follows:-

	PE Multiple times	EV/EBITDA Multiple times
PE and EV/EBITDA Multiple of Comparable Companies		
Median	33.7	22.9
Average	28.8	26.2
Based on the Future Financials		
Adjusted Forecast PAT of the Target Company for 2023 (RM' million) [1]	671	
Adjusted Forecast EBITDA of the Target Company for 2023 (RM' million) [1]		888
Fair market value of entire equity interest in the Target Company [2] [3]		
Median (USD' million)	2,570	2,312
Average (USD' million)	2,197	2,648

Note:

[1] Due to the lack of historical data of the Target Company and in arriving at the adjusted gross profit margin of the Target Company, we have adopted the median gross profit margin of the Comparable Companies, which is 24% that has taken into consideration the unsystematic risk and inflation risk of the Target Company due to uncertainty in its business operation. Further, the letter of intents obtained are non-binding and can be terminated/ discontinued at any point of time.

Notwithstanding the above, the Target Company has not entered into any long-term supply agreements with the raw material suppliers.

[2] Academic research and empirical evidence from polls on expected rates of return by venture capitalists investing in early-stage companies are a valuable resource for assessing relevant discount rates. Depending on the development stage, rates range from 70% or higher in the seed stage, falling to 20% in the late stage. While these discount rates appear high, it is important to bear in mind the high failure rates of early-stage companies.

For the purpose of the Evaluation, we have applied the Start-up Discount of 50% to the fair market value of the Target Company to account for the uncertainty and unsystematic risk faced by the Target Company as a start-up business as published by the following authors, which of the details are summarised as follows:-

Author	***Expected Rates of return in Seed Stage***	***Reference***
Plummer / QED median	*50%-70%*	*James L. Plummer, QED Report on Venture Capital Financial Analysis (Palo Alto: QED Research, Inc., 1987)*
Scherlis and Sahlman	*50%-70%*	*Daniel R. Scherlis and William A. Sahlman, - A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method, Harvard Business School Teaching Note 9-288-006 (Boston: Harvard Business School Publishing, 1989)*
Sahlman, Stevenson and Bhide	*50%-100%*	*William A. Sahlman, Howard H. Stevenson, Amar V. Bhide, et al., – Financing Entrepreneurial Ventures, Business Fundamental Series (Boston: Harvard Business School Publishing, 1998)*
Damodaran	*50%-70%*	*Damodaran, A., 2009 - Valuing Young, Start-up and Growth Companies: Estimation Issues and Valuation Challenges (Stern School of Business, New York University)*

Start-up-specific risks should be considered in any early-stage company valuation. Failing to appreciate a start-up's specific risk profile can lead to inaccurate assessment of its full value potential in an exit scenario unless there is sufficient transparency of existing risks and opportunities to promote robust price negotiations.

Early-stage companies typically have in common an extremely high speed of development. As the company evolves, the business model becomes more robust and operational milestones are reached, reducing the risk of the venture.

[3] We have assumed the derived EV to be equal to the fair market value of entire equity interest in the Target Company as the Target Company has no debts in their books based on the audited financial statements for the FYE 30 September 2021 while the amount of cash and cash equivalents is negligible as compared to EV.

Based on the RVA, considering the Start-up Discount in the Evaluation, the fair market value of entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration falls below the range of values, hence it is FAIR. It should be noted that the valuation in itself is highly dependent on, amongst others, the risk factors as discussed in Section 7 of this Report, the achievability of the Future Financials as well as the materialisation of the bases and assumptions used therein.

7 Risk Factor

In considering the Future Financial and the PAT for 2023, the following risk factors, which may not be exhaustive have to be carefully considered:

(i) The ability to secure new/ additional contracts/ no historical track record

The Target Company has short operating history. Due to short operating history, the Target Company might not have the relevant experience, customers and suppliers based and maybe not be well known to the general public as compared to other graphene's suppliers, which has longer operating history.

The Target Company is also looking to establish its manufacturing facility in Malaysia in the near future and there is no assurance that the Target Company can successfully implement the expansion plan at other location to be determined at a later stage that will generate the desired revenue and profit margin as well as to reduce cost/ risk of relying on third party contract manufacturer.

Although the Target Company has secured the letter of intents from its potential customers, such letters are non-binding and can be terminated as and when they want. There can also be no assurance that the Target Company will be able to secure the contracts from its potential customers or any other customers.

In the event that the Target Company is not able to secure the customer contracts for the sales of at least 60 tonnes of graphene yearly throughout the Future Financials, the financial performance of the Target Company could be materially affected.

(ii) Achievability of the Future Financials

In view that the implied valuation is highly dependent on, amongst others, the achievability of the Future Financials, as well as materialisation of its bases and assumptions, the implied valuation may be materially adversely affected should the actual results or events differ from any of the bases and assumptions upon which the Future Financials were based.

As aforementioned, the Target Company has short operating history. Hence, there will be element of uncertainty for the Management to determine the bases and assumptions.

(iii) Intellectual property in the palm-based artificial graphene technology

It should be recognised that the future success of the Target Company will be subjected to the research and development of the palm-based artificial graphene technology. The Target Company had registered the patented (technology and equipment pending examination), research and development and marketing capability to form a high-tech production enterprise combining production and Industry-University Cooperative Research.

The realisation of anticipated benefits and expected business arising from the intellectual property are very much dependent upon amongst others, the successful implementation of the Target Company's business strategies and future plans to achieve the financial performance as set out in the Future Financial.

The occurrence of any of these events could negatively affect the Target Company's business and consequently the overall business, financial condition and results of operation.

(iv) Dependent on the directors and key management team

The performance of the business operation, implementation of on-going projects and successful execution on the business strategy will depend on the expertise, experience, and contribution of the management team, namely Mr Lim Hooi Beng, Mr Aw Jeen Rong and Mr Aiden Lee.

The Target Company's business operation, on-going projects and business strategy may be adversely affected if the Target Company loses the services of one or more of the aforementioned key managements and are unable to employ a suitable replacement in a timely manner.

(v) Absence of long-term contract with customers and supply agreements with the suppliers

The Target Company does not enter into any long-term contracts with its customers. The lack of long-term contracts is mainly due to the nature of the business that the product prices fluctuate, the prevailing customer practices where the demand for the products is subject to the customers' needs and business decisions, of which are difficult to secure any long-term contracts. The absence of long-term contracts may result in the fluctuation of the Target Company's sales and result in uncertainties over the overall financial performance.

Should the customers cease purchasing from the Target Company, and if the Target Company unable to replace these customers with new customers in a timely manner, the Target Company's financial performance may be adversely affected. However, Management represented that customer are unlikely to switch to alternative competitors due to price and quality, that differentiate the Target Company to its competitors.

While the Target Company strive to ensure customer satisfaction by improving the product quality, strengthening existing business relationships and establishing relationships with new customers to expand its customer base, any adverse economic conditions or slowdowns in the demand graphene may negatively impact the sales, which will consequently result in a decline in the financial performance.

Due to the ratio of production is 3 tonnes of dries palm kernel shell to 1 tonne of graphite, the Target Company do not see any risk of supplying such as small amount of palm kernel shell in the production. Further, the Management represented that it is not probable to secure long-term supply contract as the projected quantity of graphene and graphite being produced by the Target Company are immaterial to the overall supply of palm kernel shell in Malaysia as one of the biggest palm oil producing country.

(vi) Technology risk

The Target Company is dependent on its patented technology to, amongst others, process and manufacturing of graphene and graphite. The ability to convert the raw material, i.e. palm kernel shell into the final product without interruption is crucial for a smooth operation. Its infrastructure is vulnerable to damage or interruption from natural disasters, power and telecommunication failures, human negligence, fire, flood, water damage, theft, sabotage, vandalism and other events of the similar kind.

Any malfunction or system failure on the plant and machinery may interrupt the business operations, result in unavailability of its services and hinder the ability to manage the processing of the product to meet its customers' order and expose the Target Company to other operational inefficiencies and risk that could materially and adversely affect the business, financial condition and results of operations.

Further, the synthetic graphene industry is a dynamic industry, characterised by rapid changes in technology, frequent introduction of new and more advanced solutions as well as evolving industry standards. Market demand advances at a rapid pace and industry standards constantly evolve. The Target Company is subject to the risks of inability to incorporate leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis; and inability to maintain, upgrade and develop its systems and infrastructure to cater to rapidly expanding operations

(vii) Expose to price volatility and availability of raw material

For the Future Financials, the Target Company has adopted the selling price of graphene of USD15 per gram and RM20,000 for 1 tonne of graphite. Any fluctuation of the selling price could materially, either positively or negatively, affect the business and financial condition of the Target Company.

The processing of graphene is contingent on the availability of raw material such as palm kernel shell. Palm Kernel is a natural commodity which is exposed to price volatility as a result of market demand and supply conditions. As such, the Target Company is exposed to the price volatility of raw material.

(viii) Dependency on the palm oil industry

The Target Company is dependent on the palm oil industry to source for its raw material such as the palm kernel. The Target Company's business operations and financial performance will be adversely affected if there is a slowdown in the palm oil industry due to, among others, a fall in the global market prices of crude palm oil and crude palm kernel oil, a decline in demand for palm oil and palm oil product due to among others, trade barriers and restrictions, actions by pressure groups and changing customer preference, adverse changes in the countries where palm oil plantations are located, natural disasters, changes to climatic conditions that adversely affect oil palm cultivation and crop production or other factors that may affect oil palm cultivation, crop production and demand for palm oil and its derivatives and product.

In the event there is a slowdown in the palm oil industry, the Target Company may not be able to source for sufficient raw material for production and might adversely impact the business operation and financial performance.

(ix) Exposure to currency fluctuations

As prospective customers are located overseas and transactions will be made in foreign currencies. RM is the reporting currency and the functional currency for the Target Company's business operation in Malaysia, including supply contracts with the oil palm mills.

Hence, the Target Company is exposed to foreign currency exchange gains and losses arising from timing differences between its billing, and actual receipt from customers.

The Target Company also sub-contracted its manufacturing works to entities in China, which is also exposed to the fluctuation of the RMB.

The Target Company does not hedge the exposure to fluctuations in foreign currency exchange rates and have not entered into any foreign exchange contracts. As such, the Target Company is subject to foreign exchange fluctuation risks for the revenue from our foreign sales and the purchase of our supplies. A depreciation of the RM against any of the currencies will lead to higher costs of supplies for the Target Company. In the event that we are unable to pass the increase in cost to our customers in a timely manner, our financial performance may be adversely affected due to the reduced gross profit margin from higher cost of supplies.

(x) The ability to secure financing/ funding

The Target Company currently outsourced its processing of carbon into graphene to the contract manufacturer located in China. In order to achieve the scale of the Target Company's PAT for 2024 onwards as forecast by the Management, particularly for the setting up of a processing and manufacturing facility is Malaysia, significant amount of funding/ financing may potentially be required to ensure that there is no disruption of its business operation and significant amount of capital expenditures may also be required for the implementation, construction, upgrading and maintaining the Target Company's processing plants in order to cater for the increase in demand of graphene and graphite as forecast by the Management. Any delay in securing appropriate funding and/or financing could have a material adverse effect on the business, reputation, financial condition and results of operation of the Target Company.

(xi) Credit Risk

The Future Financials is yet to take into consideration the credit terms of the customers as well as the default risk of the customers. Although the credit risk of customers will be closely monitored by Management, such risks will nevertheless arise from events or circumstances that are difficult to anticipate or control, such as an economic downturn.

As a result of this credit risk exposure of the customers defaulting on their payments, the allowances for doubtful trade receivables or incur bad debt write-offs, both of which will have an adverse impact on the profitability as well as the sufficiency of working capital.

8 LIMITATION

- One should also recognise that there is no publicly listed company which may be considered to be identical to the Target Company in terms of, inter-alia, composition of business activities, scale of business operations, risk, profile, accounting and tax policies, track record, future prospects, competitive environment, financial positions and that such business may have fundamentally different profitability objectives. One should also note that any comparison made with respect to the Comparable Companies are merely to provide a comparison to the implied valuation of the Target Company and the selection of Comparable Companies are highly subjective and judgemental and the selected Comparable Companies may not be entirely comparable due to various factor.

- Further, our Evaluation to a certain extent places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. The Evaluation in itself is highly dependent on, amongst others, the achievability of the Future Financials as well as the materialisation of the bases and assumptions used therein. Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Company. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

- As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. It should also be noted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon which the Future Financials were based.

- The global economic growth is affected due to the outbreak of COVID-19 and its rapid spread across the globe. Inevitably, social and economic conditions across the globe have been affected by the COVID-19 pandemic, particularly, if the government were to extend or implement additional orders/policies which further restricts business activities. Therefore, there could potentially be disruption to the business progress of the Target Company and progresses are expected to be slower during this outbreak period amidst market uncertainty.

- Given the evolving circumstances, the Management currently is unable to neither quantify nor determine the extent of the impact of the Policies and COVID-19 on the earnings and financial performance of the Target Company for the medium to long term and as such the impact has not been considered in the above evaluation.

- It should also be noted that the global social and economic conditions have been affected by the COVID-19 outbreak in 2020 (which continued unabated into 2022) and the implementation of various lockdowns and the closure of international borders over the past two (2) years. Despite the high vaccination rate and the recent re-opening of economic activities, the near-term outlook remains uncertain and any surge in infection rate and/or discovery of new COVID-19 variant of concerns may result in governments around this region re-implementing orders/policies, which may restrict business activities. As such, there could potentially be disruption to the overall industries, progress and recovery may be slower during this period amidst market uncertainty.

- As a result, the range of values that can be produced by a particular valuation model can be quite wide using combinations of assumptions which individually may appear reasonable. A degree of professional judgement is required to establish the range of values in any valuation exercise.

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9 CONCLUSION

- It should be recognised that the valuation of any entity is always subject to a great deal of uncertainty and involves a high degree of subjectivity and element of judgement. Because of the susceptibility of valuations to inputs of the model applied, valuations can change quite quickly in response to market changes or changes in the surrounding circumstances, including the market outlook (whether in general or relating to the industry itself).

- It should be noted that the analysis in itself is highly dependent on, amongst others, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

- With regards to the Future Financials, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimation and judgement by the Management on the financial performance and of which the Management are solely responsible for the bases and assumptions as well as the preparation and presentation of the same.

- In establishing our opinion on the fair market value of entire equity interest in the Target Company, Baker Tilly has considered various valuation methodologies, which are commonly used for valuation and took into consideration the Target Company's future earnings generating capabilities and its sustainability as well as various business considerations and risk factors affecting its business.

Based on the RVA, considering the Start-up Discount effect in this Evaluation, the fair market value of entire equity interest in the Target Company ranges from USD2.20 billion to USD2.65 billion. The Purchase Consideration falls below the range of values, hence it is FAIR. It should be noted that the valuation in itself is highly dependent on, amongst others, the risk factors as discussed in Section 7 of this Report, the achievability of the financial forecasts and projections as well as the materialisation of the bases and assumptions used therein.

[END OF REPORT]

ANNEXURE 2

Details of Comparable Companies

Name	Ticker	Country	Listing Date	Full Business Description
FangDa Carbon New Material Co.,Ltd	SHSE:600516	China	30/08/2002	FangDa Carbon New Material Co.,Ltd manufactures and sells carbon products in China and internationally. It offers RP, HP, and UHP graphite electrodes; and ultra-thermal conductivity graphite blocks, high graphitic and graphitized cathode carbon blocks, carbon blocks for aluminum, paste products, micropore carbon blocks, blast furnace carbon block properties, carbon pastes for blast furnace, carbon mortars for blast furnace, high thermal conductivity carbon blocks, and half graphitic carbon blocks. The company also offers micropore carbon blocks, carbon block-graphite blocks, spectrum carbon rods, solid carbon felts, high temperature carbon felts, flat carbon felts, tube carbon felts, super fine graphite powders, isotropy graphite, fluorine making carbon felts, and carbon ropes, as well as submerged arc furnace with carbon brick linings. FangDa Carbon New Material Co.,Ltd is based in Lanzhou, China.
Guangdong Dowstone Technology Co., Ltd.	SZSE:300409	China	03/12/2014	Guangdong Dowstone Technology Co., Ltd. produces and sells ceramic products in China and internationally. The company engages in the research, development, production, processing, sale, and related technical services of inorganic non-metallic materials, polymer materials, ceramic color glazes and raw materials, ceramic additives, ceramic electromechanical products, and related technical services; and operates its own products and technology export business. Guangdong Dowstone Technology Co., Ltd. is based in Foshan, China.
Shenzhen XFH Technology Co.,Ltd	SZSE:300890	China	17/09/2020	Shenzhen XFH Technology Co.,Ltd engages in the research and development, production, and sale of lithium ion battery cathode materials. Its products are used in energy vehicles, portable power products, electric tools, electric bicycles, and storage power stations. The company is based in Shenzhen, China.

Financial Highlight of the Comparable Companies

		FangDa Carbon New Material Co.,Ltd	Guangdong Dowstone Technology Co., Ltd.	Shenzhen XFH Technology Co.,Ltd
Total Debt	RM' million	574	1,292	197
Cash and Equivalents	RM' million	2,091	1,273	207
Net Debt	RM' million	-	19	-
Market Capitalisation	RM' million	18,976	10,129	3,687
Minority Interest	RM' million	659	204	6
Preference Shares	RM' million	-	-	-
Equity	RM' million	19,635	10,333	3,693
D/E Ratio	%	0%	0.2%	0%
TEV	RM' million	17,747	10,349	3,683
Total Revenue	RM' million	3,236	4,887	939
Gross profit	RM' million	1,531	1,625	343
Gross Profit Margin (%)	%	31%	22%	24%
EBITDA	RM' million	682	670	135
EBIT	RM' million	517	576	112
Net Income	RM' million	654	440	77
Effective Tax Rate(%)	%	19%	13%	10%
P/Diluted EPS	Times	28.81	22.80	49.47
EV/EBITDA	Times	26.24	15.50	27.00
P/BV	Times	1.95	2.98	4.67
EV/EBIT	Times	34.73	18.17	33.27
P/S	Times	5.82	2.05	3.97

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